Exhibit 99.1
OSG
Overseas Shipholding Group, Inc. Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS THIRD QUARTER 2011 RESULTS

Highlights

-
Third quarter TCE revenues were $186.2 million, a reduction of $22.4 million, or 11%, from $208.6 million in the prior year period, primarily driven by lower average spot rates earned in the Company’s International Crude classes

-	Third quarter Loss was $71.1 million, or $2.35 per diluted share, compared with a Loss of $31.8 million, or $1.06 per diluted share in the prior year period
-	Adjusted for special items, third quarter Loss was $66.5 million, or $2.20 per diluted share
-	New deliveries in the third quarter included the Overseas Milos, a newbuild MR product carrier, and the Valorous Queen, a time chartered-in chemical carrier

New York – November 1, 2011 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the third quarter and nine months of fiscal 2011 ended September 30, 2011.

For the quarter ended September 30, 2011, the Company reported TCE1 revenues of $186.2 million, a decline of $22.4 million, or 11%, from $208.6 million in the 2010 quarter.  TCE revenues declined primarily due to lower average spot rates in each of the Company’s International Crude sectors and higher fuel costs.  TCE revenues in the Company’s International Products segment were little changed as an increase in revenue days on net fleet growth was offset by higher spot exposure and lower spot and fixed rates.  U.S. Flag revenues increased quarter-over-quarter primarily due to the delivery of three newbuild product carriers and significantly higher Delaware Bay lightering volumes.  Revenue days increased by 641 days, or 7%, primarily as a result of new deliveries of International and U.S. Flag product carriers.  Net loss (Loss2) for the quarter ended September 30, 2011 was $71.1 million, or $2.35 per diluted share, compared with a Loss of $31.8 million, or $1.06 per diluted share, in the same period in 2010.  Adjusted for special items that increased the Loss by $4.6 million, or $0.15 per diluted share, the third quarter Loss was $66.5 million, or $2.20 per diluted share, compared with a Loss of $26.8 million, or $0.89 per diluted share, in the third quarter of 2010.  Details on Special Items are provided later in this press release.

Morten Arntzen, President and CEO stated, “Our International flag tanker markets deteriorated further in the third quarter as new deliveries outpaced the market’s ability to absorb them and our Asian customers continued to substitute shorter-haul Middle East crudes at the expense of West African crudes.  Economic and political uncertainty continue to run high across the globe, with European sovereign debt issues and an uncertain fiscal and monetary picture in Washington impacting consumer and business confidence.  The potential fallout has prompted analysts to trim their global growth and oil demand forecasts.  This has also resulted in much tighter lending markets for the shipping industry.  As a result, new tanker orders have fallen dramatically this year and the orderbook is now at its lowest level in six years.  This is encouraging, as continued ordering discipline combined with earlier scrapping of vintage double hull tankers will be required to bring about a recovery in our crude transportation markets.”

Arntzen concluded, “In the midst of the weakest markets in decades, we remain focused on strengthening the Company on a number of fronts.  We continue to control costs at sea and ashore, and are redelivering or renegotiating higher cost charters-in wherever possible.  Our joint ventures are now producing a steady stream of earnings and our U.S. Flag unit continues to perform ahead of plan.  Our employees remain focused on taking all actions within their power to improve the competitiveness of the Company, while providing safe, clean and reliable service to our customers.”

For the nine months ended September 30, 2011, the Company reported TCE revenues of $600.1 million, a 10% decrease from $670.1 million in 2010.  Loss for the first nine months of 2011 was $142.9 million, or $4.74 per diluted share, compared with a Loss of $79.0 million, or $2.71 per diluted share, in 2010.  Adjusted for special items, the Loss for the first nine months of 2011 was $137.3 million, or $4.55 per diluted share, compared with a Loss of $39.4 million, or $1.36 per diluted share, in the prior year period.

1 See Appendix 1 for reconciliation of TCE revenues, a non-GAAP measure, to shipping revenues.

2 References to Results, Earnings or Loss refers to Net Income / (Loss).

Select Income Statement Detail

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The $22.4 million decrease in TCE revenues for the quarter ended September 30, 2011 from the year-earlier quarter is principally due to a $40.9 million, or 43%, decrease in TCE revenue earned in the International Crude Tankers segment to $54.4 million on 128, or 3%, fewer revenue days.  Spot TCE rates realized by the Company’s VLCCs in the third quarter of 2011 fell by 66% from the year-earlier period, while spot TCE rates in the quarter for Suezmaxes, Aframaxes and Panamaxes were lower by 21%, 33% and 27%, respectively.  Crude spot markets were driven lower by continued vessel overcapacity and higher bunker prices.  In the International Products segment, TCE revenues were essentially unchanged. Revenue days increased by 528 days reflecting the delivery of two owned and four time chartered-in MRs and two owned LR1s, as well as the return to full operation of two LR1s that were in drydock undergoing repairs during the prior year’s quarter.  This was effectively offset by a decrease in the average blended TCE rate earned by the segment’s vessels of 15%, or $2,214 per day.  In the MR sector, time charter cover was 27% of revenue days in the 2010 quarter; this fell to 9% in the current quarter.  In the LR1 sector, the average spot TCE rate fell by 29%.  TCE revenue in the U.S. segment increased by $20.5 million, or 33%, to $81.8 million, on an increase of 320 revenue days reflecting the deliveries of three newbuild product carriers and the return to service of the OSG 209, which was in layup in the prior year period.  Additionally, the U.S. segment continued to benefit from increased Delaware Bay lightering volumes.

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Vessel expenses were $75.7 million, an 18% increase from $64.0 million in the same period a year ago.  Vessel expenses reflect the return to full operation of the two LR1s referred to above and an increase in operating days of 205 days, primarily as a result of the changes in the International Products fleet described above. Vessel expenses also increased in the U.S. Flag fleet as a result of the fleet changes described above and a 425-day decrease in layup days (during which operating expenses are reduced) from the prior year period.

-
Charter hire expenses increased by $4.3 million to $95.4 million, reflecting the delivery of time chartered-in International Flag product carriers and bareboat chartered-in U.S. Flag product carriers partially offset by the redelivery of in-chartered International Flag crude vessels and the return to full operation of the two LR1s referred to above.

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General and administrative expenses were $19.8 million, a 21% decrease, or $5.3 million, from $25.1 million in the third quarter of 2010 as reductions in compensation and benefits ($5.7 million) and consulting expenses were partially offset by the impact of unfavorable exchange rate movements on foreign currency denominated expenses.  The change in general and administrative expenses in the current quarter reflected a total benefit of $1.7 million arising from market-related reductions in the Company’s liabilities under certain unfunded benefit plans.

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Equity in income of affiliated companies increased by $3.7 million to income of $3.5 million in the third quarter of 2011 from a loss of $0.2 million in the prior year quarter, primarily as a result of the improved operating result of the FSO Africa, which was fully employed in the current period after commencing its current service contract in August 2010.  Additionally, a reduced mark-to-market loss was recorded on the interest rate swaps covering the FSO Africa’s debt, which are not effective hedges.

Special Items

Special items that affected reported results in the third quarter of 2011 increased the quarterly Loss by a net $4.6 million, or $0.15 per diluted share, and included:

-	OSG’s share, $2.5 million, or $0.08 per diluted share, in the mark-to-market loss on the de-designated interest rate swaps in the FSO joint venture;
-	Reduction in the unrealized gains on bunker swaps of $1.1 million, or $0.04 per diluted share; and
-	Net loss on sale or write-down of securities and early retirement of debt of $0.8 million, or $0.03 per diluted share.

For a detailed schedule of these special items for the three and nine months ended September 30, 2011 and the corresponding historical periods, see Reconciling Information, which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Key Metrics

-	Cash and cash equivalents and short-term investments (consisting of time deposits with maturities greater than 90 days) decreased to $182 million from $274 million as of December 31, 2010;
-	Total debt was $2.13 billion, up from $1.99 billion as of December 31, 2010;
-
Liquidity3, including undrawn amounts of $711 million under the $1.8 billion credit facility that matures in February 2013, was approximately $0.9 billion.  Liquidity-adjusted debt to capital4 was 54.1%, an increase from 48.0% as of December 31, 2010;

-	As of September 30, 2011, vessels constituting 30% of the net book value of the Company’s vessels were pledged as collateral;
-	Construction contract commitments were $96 million as of September 30, 2011, including $43 million due in the fourth quarter of 2011. All such commitments are fully funded;
-	Principal repayment obligations are $11 million for the fourth quarter of 2011 and $55 million in 2012; and
-	On August 5, 2011, the Company repurchased and retired $9.665 million par value of its outstanding 8.75% debentures due in 2013.

3Liquidity is defined as cash plus short-term investments plus availability under the Company’s secured and unsecured credit facilities.

4Liquidity-adjusted debt is defined as long-term debt reduced by cash and short-term investments.

Segment Activity

Crude Oil
-	On August 21, 2011, the TI Watban, a time chartered-in VLCC, was redelivered to its owner;
-	On September 11, 2011, the Minerva Gloria, a time chartered-in Aframax, was redelivered to its owner; and
-
Effective November 2011, PDV Marina, which is wholly owned by PDVSA and a founding member of the Aframax International pool, will withdraw its four vessels from Aframax International.  The Company does not expect PDV Marina’s announcement to have a negative impact on pool returns and expects to continue moving substantive volumes for CITGO, also wholly owned by PDVSA and a source of the pool's Venezuelan cargos.

Products
-	On August 31, 2011, the Overseas Milos, a newbuild 50,378 dwt MR product carrier, delivered; and
-	On September 29, 2011, the Valorous Queen, a newbuild 19,900 dwt chemical carrier, delivered under a five-year time charter-in and simultaneously commenced a one-year time charter-out.

U.S. Flag
-
In September 2011, Sunoco announced that it will make its Marcus Hook and Philadelphia refineries available for sale, and set a deadline of July 2012 for the sale of these facilities.  Sunoco is the core customer of the Company’s Delaware Bay lightering business.  The Company is currently evaluating the impact that Sunoco’s decision to sell these refineries could have on the Company’s Delaware Bay lightering business and the deployment of the three ATBs that are currently operating in that business;

-
During the third quarter, the OSG 214 was taken out of layup and entered drydock for scheduled maintenance.  With its recent return to the Jones Act spot market, all of OSG’s U.S. Flag vessels are now actively trading;

-
On October 4, 2011, the articulated tug barge (ATB) unit consisting of the OSG 400 (barge) and the OSG Constitution (tug) was sold.  The ATB had been trading in the Delaware Bay lightering fleet and has been replaced by the OSG 351; and

-
OSG’s U.S. Flag unit has taken delivery of two newbuild tugs, the OSG Courageous and the OSG Endurance, since June 2011.  These tugs have been married to the barges OSG 244 and OSG 192, respectively, replacing the OSG Liberty and the OSG Seafarer, which were sold in October 2011.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved between spot and fixed charter rates and the related revenue days for the three months ended September 30, 2011 and the comparable period of 2010. Revenue days in the quarter ended September 30, 2011 totaled 10,040 compared with 9,399 in the same period a year earlier.  A summary fleet list by vessel class can be found later in this press release.

From time to time the Company enters into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings. As of September 30, 2011, the Company had no synthetic time charters outstanding.  The information in this table is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Three Months Ended September 30, 2011				Three Months Ended September 30, 2010
Spot		Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC 1
Average TCE Rate	$10,993	$ —		$32,017	$32,578
Number of Revenue Days	1,215	—	1,215	1,245	92	1,337
Suezmax
Average TCE Rate	$15,123	$ —		$19,185	$ —
Number of Revenue Days	533	—	533	285	—	285
Aframax
Average TCE Rate	$10,322	$19,771		$15,518	$20,882
Number of Revenue Days	822	142	964	790	212	1,002
Aframax – Lightering1
Average TCE Rate	$15,393	$ —		$21,171	$ —
Number of Revenue Days	747	—	747	759	—	759
Panamax2
Average TCE Rate	$12,005	$16,902		$16,557	$17,102
Number of Revenue Days	434	368	802	458	364	822
Other Crude Oil Revenue Days1	92	—	92	276	—	276
Total Crude Oil Revenue Days	3,843	510	4,353	3,813	668	4,481
Business Unit – Products
LR2
Average TCE Rate	$ —	$ —		$8,479	$ —
Number of Revenue Days	—	—	—	92	—	92
LR1
Average TCE Rate	$11,205	$13,180		$15,915	$ —
Number of Revenue Days	404	99	503	184	—	184
MR
Average TCE Rate	$13,171	$14,781		$13,057	$22,193
Number of Revenue Days	2,899	273	3,172	2,089	782	2,871
Total Refined Products Revenue Days	3,303	372	3,675	2,365	782	3,147
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$ —	$50,965		$ —	$49,350
Number of Revenue Days	—	1,089	1,089	—	846	846
ATB
Average TCE Rate	$21,137	$ —		$20,826	$32,654
Number of Revenue Days	489	—	489	391	49	440
Lightering
Average TCE Rate	$48,501	$ —		$32,217	$ —
Number of Revenue Days	329	—	329	301	—	301
Total U.S. Flag Revenue Days	818	1,089	1,907	692	895	1,587
Other – Number of Revenue Days	—	105	105	—	184	184
TOTAL REVENUE DAYS	7,964	2,076	10,040	6,870	2,529	9,399

1
Other Crude Oil revenue days includes the Company’s ULCC and, for the quarter ended September 30, 2010, two double-sided Aframaxes, which had substantial idle time during such period and were previously included in Aframax Lightering.

2	Includes one vessel performing a bareboat charter-out during the three months ended September 30, 2011 and 2010.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Shipping Revenues:
Pool revenues	$50,263	$81,497	$197,102	$301,089
Time and bareboat charter revenues	70,310	71,707	194,961	205,083
Voyage charter revenues	135,806	106,724	399,722	307,413
Total Shipping Revenues	256,379	259,928	791,785	813,585
Operating Expenses:
Voyage expenses	70,195	51,370	191,708	143,504
Vessel expenses	75,665	64,009	213,620	195,745
Charter hire expenses	95,394	91,068	289,876	270,313
Depreciation and amortization	47,429	42,195	132,457	127,333
General and administrative	19,835	25,085	66,737	76,393
Shipyard contract termination recoveries	-	-	-	(627)
(Gain)/loss on disposal of vessels, net of impairments in 2010	233	1,722	(354)	29,273
Total Operating Expenses	308,751	275,449	894,044	841,934
Loss from Vessel Operations	(52,372)	(15,521)	(102,259)	(28,349)
Equity in Income / (Loss) of Affiliated Companies	3,523	(165)	13,095	(5,508)
Operating Loss	(48,849)	(15,686)	(89,164)	(33,857)
Other Income / (Expense)	(1,463)	155	1,083	494
	(50,312)	(15,531)	(88,081)	(33,363)
Interest Expense	(21,097)	(17,739)	(57,970)	(49,225)
Loss before Income Taxes	(71,409)	(33,270)	(146,051)	(82,588)
Income Tax Benefit	329	1,516	3,105	3,624
Net Loss	$(71,080)	$(31,754)	$(142,946)	$(78,964)

Weighted Average Number of Common Shares Outstanding:
Basic	30,232,603	30,146,783	30,223,828	29,276,685
Diluted	30,232,603	30,146,783	30,223,828	29,276,685
Per Share Amounts:
Basic	$(2.35)	$(1.06)	$(4.74)	$(2.71)
Diluted	$(2.35)	$(1.06)	$(4.74)	$(2.71)
Cash dividends declared	$0.22	$0.44	$1.53	$1.75

Consolidated Balance Sheets

($ in thousands)	September 30, 2011	Dec. 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$156,347	$253,649
Short-term investments	25,726	20,047
Voyage receivables	173,066	160,993
Other receivables, including income taxes recoverable	57,149	99,611
Inventories, prepaid expenses and other current assets	56,519	60,577
Total Current Assets	468,807	594,877
Vessels and other property, including construction in progress of $220,412 and $806,818, less accumulated depreciation	3,241,274	3,195,383
Vessels held for sale	3,592	3,305
Deferred drydock expenditures, net	53,794	46,827
Total Vessels, Deferred Drydock and Other Property	3,298,660	3,245,515

Investments in affiliated companies	237,687	265,096
Intangible assets, less accumulated amortization	78,454	83,137
Goodwill	9,589	9,589
Other assets	62,232	42,889
Total Assets	$4,155,429	$4,241,103

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$137,473	$129,178
Current installments of long-term debt	54,879	44,607
Total Current Liabilities	192,352	173,785

Long-term debt	2,071,362	1,941,583
Deferred gain on sale and leaseback of vessels	15,802	40,876
Deferred income taxes and other liabilities	272,267	274,716
Total Liabilities	2,551,783	2,430,960
Equity
Total Equity	1,603,646	1,810,143
Total Liabilities and Equity	$4,155,429	$4,241,103

Consolidated Statements of Cash Flows

($ in thousands)	Nine Months Ended September 30,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(142,946)	$(78,964)
Items included in net loss not affecting cash flows:
Depreciation and amortization	132,457	127,333
Amortization of deferred gain on sale and leasebacks	(25,074)	(31,841)
Amortization of debt discount and other deferred financing costs	2,361	3,017
Loss on write-down of vessels and intangible assets	-	28,783
Compensation relating to restricted stock and stock option grants	7,515	8,678
Deferred income tax benefit	(2,992)	(4,644)
Unrealized losses / (gains) on forward freight agreements and bunker swaps	853	(237)
Undistributed earnings of affiliated companies	(670)	14,991
Deferred payment obligations on charters-in	3,992	3,644
Other – net	3,681	(595)
Items included in net loss related to investing and financing activities:
(Gain) / loss on sale or write-down of securities and investments – net	(116)	783
(Gain) / loss on disposal of vessels – net	(354)	490
Loss on repurchase of debt	375	-
Payments for drydocking	(28,244)	(14,078)
Changes in operating assets and liabilities	25,017	(22,021)
Net cash (used in) / provided by operating activities	(24,145)	35,339
Cash Flows from Investing Activities:
Long-term investments	(13,512)	-
Short-term investments	(5,678)	-
Disposal of short-term investments	-	50,000
Proceeds from sales of investments	3,148	190
Expenditures for vessels	(163,088)	(240,230)
Withdrawals from Capital Construction Fund	-	40,726
Proceeds from disposal of vessels	12,577	5,252
Expenditures for other property	(5,701)	(1,968)
Distributions from / (Investments in and advances to) affiliated companies – net	7,915	(152,155)
Shipyard contract termination payments	-	(1,973)
Other – net	5,180	1,556
Net cash used in investing activities	(159,159)	(298,602)
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	-	158,266
Decrease in restricted cash	-	7,945
Purchases of treasury stock	(830)	(1,281)
Issuance of debt, net of issuance costs and deferred finance costs	170,748	511,745
Payments on debt	(44,288)	(499,579)
Cash dividends paid	(40,171)	(38,391)
Issuance of common stock upon exercise of stock options	543	907
Other – net	-	(386)
Net cash provided by financing activities	86,002	139,226
Net decrease in cash and cash equivalents	(97,302)	(124,037)
Cash and cash equivalents at beginning of year	253,649	474,690
Cash and cash equivalents at end of period	$156,347	$350,653

Fleet Information

As of September 30, 2011, OSG’s owned and operated fleet totaled 112 International Flag and U.S. Flag vessels compared with 112 at September 30, 2010.  Fifty-nine percent, or 66 vessels, were owned as of September 30, 2011, with the remaining vessels bareboat or time chartered-in.  OSG’s newbuild program of four vessels consisted of three crude carriers and one product carrier (all owned).  The Company’s fleet list excludes vessels chartered-in where the duration of the charter was one year or less at inception.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at September 30, 2011
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	10	10.0	4	4.0	14	14.0	4,424,459
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	3	3.0	9	9.0	1,011,501
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	4	4.0	6	6.0	598,012
International Flag Crude Tankers	29	28.0	13	13.0	42	41.0	7,841,852

LR1	4	4.0	2	2.0	6	6.0	445,154
MR (1)	15	15.0	20	20.0	35	35.0	1,675,935
International Flag Product Carriers	19	19.0	22	22.0	41	41.0	2,121,089

Chemical Carrier	—	—	1	1.0	1	1.0	19,900
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	49	48.0	36	36.0	85	84.0	9,998,942

Handysize Product Carriers (2)	2	2.0	10	10.0	12	12.0	561,623
Clean ATBs	7	7.0	—	—	7	7.0	195,616
Lightering ATBs	4	4.0	—	—	4	4.0	175,622
Total U.S. Flag Operating Fleet	13	13.0	10	10.0	23	23.0	932,861

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	66	63.0	46	46.0	112	109.0	10,931,803 864,800 cbm
Newbuild/Conversion Fleet

International Flag
VLCC	1	1.0	—	—	1	1.0	298,000
Aframax	2	2.0	—	—	2	2.0	226,000
MR	1	1.0	—	—	1	1.0	50,000
Total Newbuild Fleet	4	4.0	—	—	4	4.0	574,400
Total Operating & Newbuild Fleet	70	67.0	46	46.0	116	113.0	11,505,803 864,800 cbm

1	Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carriers segment
  2  Includes two owned shuttle tankers, the Overseas Cascade and the Overseas Chinook

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2011	2010	2011	2010
Time charter equivalent revenues	$186,184	$208,558	$600,077	$670,081
Add: Voyage Expenses	70,195	51,370	191,708	143,504
Shipping revenues	$256,379	$259,928	$791,785	$813,585

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months and nine months ended September 30, 2011 and 2010:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2011	2010	2011	2010
Expenditures for vessels	$54,293	$63,202	$163,088	$240,230
Investments in and advances to affiliated companies	—	4,688	—	167,646
Payments for drydockings	17,048	5,021	28,244	14,078
	$71,341	$72,911	$191,332	$421,954

Appendix 3 – Fourth Quarter 2011 TCE Rates

The Company has achieved the following average estimated TCE rates for the fourth quarter of 2011 for the percentage of days booked for vessels operating through October 21, 2011.  The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate.  All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		Fourth Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 10/21/11	Open as of 10/21/11	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$9,000	718	426	1,144	63%
Suezmax – Spot	$12,000	178	351	529	34%
Aframax – Spot	$9,500	306	492	798	38%
Aframax – Time	$17,500	83	—	83	100%
Aframax Lightering	$15,500	169	415	584	29%
Panamax – Spot	$13,000	88	364	452	20%
Panamax – Time	$16,500	346	—	346	100%
Business Unit – Refined Petroleum Products
LR1 – Spot	$13,000	84	336	420	20%
LR1 – Time	$14,000	132	—	132	100%
MR – Spot	$13,500	1,008	2,082	3,090	33%
MR– Time	$14,500	185	—	185	100%
Business Unit – U.S. Flag
Product Carrier – Time	$51,500	1,093	—	1,093	100%
ATB – Spot	$27,000	362	217	579	63%

Appendix 4 – 2012 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for the four quarters of 2012 as of October 21, 2011.

	Fixed Rates and Revenue Days as of 10/21/11
	1Q2012	2Q2012	3Q2012	4Q2012
Business Unit – Crude Oil
Panamax
Average TCE Rate	$13,000	$13,500	$13,500	$13,500
Number of Revenue Days	273	207	184	135
Business Unit – Refined Petroleum Products
MR
Average TCE Rate	$15,000	$15,000	$14,000	$14,000
Number of Revenue Days	182	150	92	92
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$51,500	$53,000	$54,500	$55,000
Number of Revenue Days	920	757	644	623

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Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-8416 (domestic) and (480) 629-9808 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations/Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone through November 8, 2011; the number for the replay is (877) 870-5176 (domestic) and (858) 384-5517 (international).  The passcode for the replay is 4481374.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the fourth quarter of 2011 and for the four quarters of 2012, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2010 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  John F. Collins, Jr., Vice President Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.